Exhibit 99.1

FOR RELEASE ON: October 10, 2013 at 0730 ET

CONTACT:	Steve Tuttle Vice President of Communications EVIDENCE.com/TASER International, Inc. Media ONLY Hotline: (480) 444-4000

Familiar, Inc. to Join EVIDENCE.com Team

New Team will Focus on New Mobile Applications for Public Safety

SCOTTSDALE, Ariz., October 10, 2013 –TASER International (NASDAQ: TASR) today announced that it entered into a definitive agreement to acquire Familiar, Inc. The Familiar team will be joining EVIDENCE.com, a business unit of TASER. The Familiar team will conduct research and development initiatives for mobility technologies in law enforcement, focused specifically on new revenue opportunities that align with the EVIDENCE.com platform strategy.

Familiar, founded by Marcus Womack, Mike Bohlander, Ray Fortna and Josh Hepfer and backed by Greylock Partners, Index Ventures and Redpoint Ventures will be joining the EVIDENCE.com team to build secure and private next generation mobile technologies and cloud infrastructure for law enforcement and first responders.

Familiar’s technology will complement and extend TASER’s leadership in digital evidence management. EVIDENCE.com provides best-in-class video management across mobile platforms and Familiar brings a talented team of world-class application designers and engineers.

Marcus Womack, Familiar’s CEO, will join the EVIDENCE.com team as General Manager of Next Generation Products. Through the acquisition of Familiar, TASER continues to pursue top talent and technology in order to develop additional features and capabilities on the EVIDENCE.com platform.

“We are thrilled the Familiar team will be joining EVIDENCE.com,” said Jason Droege, President of EVIDENCE.com. “With the technology trend of mobility and video becoming essential to public safety agencies’ evidence workflow, the Familiar team’s experience moving video across mobile platforms will accelerate the execution of our mobile and cloud product strategy.”

“Making it easier for law enforcement to share and communicate information is at the core of the EVIDENCE.com service,” said Marcus Womack. “This fits naturally with Familiar’s experience building a secure and private network for sharing digital content among families. We are excited to join EVIDENCE.com because of their noble mission and the opportunity to build technologies that make communities safer.”

EVIDENCE.com will not continue to operate the Familiar service, but will deploy core technology components from their product into the future products they develop for the EVIDENCE.com platform. The Familiar team will be deployed to develop next generation products focusing on new revenue opportunities.

EVIDENCE.com simplifies massive digital evidence management by allowing any public safety agency to scale their capabilities without limits – and without the cost and headaches of purchasing hardware and software on site. EVIDENCE.com allows agencies to easily manage their digital evidence while saving officers’ time with automatic video uploading, easy retrieval and simplified sharing of data.

The Company will be hosting the Q3 2013 Earnings Conference Call on October 30 at 11:00 a.m. ET. TASER management will discuss the Familiar acquisition and its impact to the Company further at that time. To join the live audio presentation, please dial toll free at 877-303-9126, or for international callers, please dial 253-237-1156. The pass code is 55003772.

EVIDENCE.com Social Media Links

•	EVIDENCE.com: www.EVIDENCE.com

•	EVIDENCE.com Facebook: https://www.facebook.com/EVIDENCEcom

About EVIDENCE.com

EVIDENCE.com helps public safety agencies capture, manage, and share their digital evidence without the complexity or cost of installing in-house servers. We enable greater transparency through seamless integration with the industry-leading AXON® on-officer camera.

EVIDENCE.com is the most secure, scalable, and cost-effective solution for managing all types of digital evidence. Officers can easily capture any digital evidence—video, audio, photos, TASER® smart weapon data logs, or just about any digital file. EVIDENCE.com automates the upload process to ensure security and integrity while keeping officers in the field rather than sitting at a computer. The evidence can then be tagged, copied, managed, and shared within a secure environment including full chain of custody tracking, audit trail accountability, and role-based security access protocols. EVIDENCE.com puts your digital evidence to work, allowing multiple officers on different devices to collaborate, build a complete case, and securely share the whole incident with the right people in minutes.

EVIDENCE.com is a business unit of TASER International (NASDAQ:TASR)

About Familiar

Founded by a dad looking for a seamless way to send baby pictures, Familiar is an app that offers the easiest way to share family photos. It lets you privately send photos directly to the screens of loved ones. Whether it’s grandma with a PC or a tech-savvy cousin with an iPad® device, Familiar creates a private social photo album offering the simplest way to keep in touch with the whole family.

Familiar created the first of its kind social picture frame with video, sequencing snippets of video and photos into a photo frame experience across multiple platforms, including desktop screensavers as well as iOS and Android smart devices. Prior to the acquisition Familiar had over 500,000 installs and displayed more than 100 million photos and videos per month across desktop computers, tablets and smartphones.

TASER® and AXON® are registered trademarks of TASER International, Inc., registered in the U.S. All rights reserved. TASER logo is trademark of TASER International, Inc.

Note to Investors

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For investor relations information please contact Erin Curtis by phone at 480-515-6330 or via email at IR@TASER.com.

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